Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH

Dallas, Texas, March 4, 2016 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.13771 per unit, payable on March 29, 2016, to unit holders of record on March 15, 2016. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for December 2015 and the gas production for November 2015. Preliminary production volumes are approximately 37,067 barrels of oil and 511,361 Mcf of gas. Preliminary prices are approximately $41.96 per barrel of oil and $2.07 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)

Current Month	37,067	511,361	$41.96	$2.07

Prior Month	35,643	495,635	$38.17	$2.35

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $745,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $1,009,000 revenue has been received.

The 2015 tax information packets were mailed directly to unitholders as of March 1, 2016. A copy of Sabine’s 2015 tax information booklet is posted on Sabine’s website. In addition to the tax booklet the Sabine website also offers two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are updated with the 2015 tax information.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
Toll Free (855) 588-7839